Exhibit 3

VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into effective as of June 5, 2008, by and between Axway Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (collectively referred to herein as “Stockholder”) of Tumbleweed Communications Corp., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into that certain Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among Parent, Tornado Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent.

WHEREAS, Stockholder understands and acknowledges that the Company and Parent are entitled to rely on: (i) the truth and accuracy of Stockholder’s representations contained herein; and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares. Subject to the terms and conditions herein and in the Merger Agreement:

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, the Shares (as defined in Section 4(a) below) or any New Shares (as defined in Section 1(d) below), or make any offer or enter into any agreement or binding arrangement or commitment or other Contract providing for any of the foregoing, at any time prior to the Expiration Time (as defined below); provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise any Company Options held by Stockholder; provided, further, that Stockholder may transfer Shares and New Shares: (i) to any member of Stockholder’s immediate family; (ii) to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; (iii) in connection with or for the purpose of personal tax-planning; or (iv) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided, however, that any transfer referred to in this section shall be permitted only if, as a precondition to such transfer, the transferee agrees to be bound by the terms and conditions of this Agreement; provided further however, that Stockholder may sell up to 60,000 Shares or New Shares in accordance with Stockholder’s Rule 10b5-1 Trading Plan as in effect as of January 1, 2008, a copy of which has previously been provided to Parent. As used herein, the term “Expiration Time” shall mean the earliest to occur of: (A) the Effective Time; (B) the valid termination of the Merger Agreement in accordance with its terms; (C) the written agreement of the parties hereto to terminate this Agreement; or (D) the date of: (1) any change or amendment to the material terms of the Merger Agreement (including a waiver or forbearance by the parties to the Merger Agreement that has the effect of a change or amendment) that adversely effects the Stockholder or the Stockholder’s interest in the Shares or New Shares (excluding, for sake of clarity, any amendment to the terms of the Merger Agreement with the effect of extending the End Date); or (2) any change or amendment of the Merger Agreement (including a waiver or forbearance by the parties to the Merger Agreement that has the effect of a change or amendment) that results in a decrease in the Merger Consideration or that results in a change in the form of consideration to be paid by Parent in the Merger.

(b) At all times commencing with the execution and delivery of this Agreement until the Expiration Time, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares or any New Shares, deposit any of the Shares or any New Shares into a voting trust, or enter into a voting agreement (other than this Agreement) or similar binding arrangement or commitment with respect to any of the Shares or any New Shares, in each case in a manner which is inconsistent with the terms hereof.

(c) Stockholder shall not, directly or indirectly, take any action (other than any action of Stockholder in the exercise of Stockholder’s fiduciary or other duties to the Company and its Stockholders, to the extent any such duties shall exist), between the date hereof and the Expiration Time, that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing Stockholder from performing his or her obligations under this Agreement.

(d) Any shares of Company Common Stock or other voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires or exercises voting rights after the date of this Agreement and prior to the Expiration Time, including pursuant to the exercise of Company Options and Other Rights (as defined in the Section 4(b) below) (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Time and except as otherwise contemplated by Section 2(b) below, at every meeting of the Stockholders of the Company called and at every adjournment or postponement thereof, and in any written action by consent of Stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall vote, to the extent not voted by the person(s) appointed pursuant to Section 3 of this Agreement, the Shares and any New Shares: (i) in favor of approval of the principal terms of the Merger and any matter that is reasonably necessary to facilitate the Merger; and (ii) against any Acquisition Proposal and any other action that would reasonably be expected to frustrate, delay, postpone, prevent or adversely affect the Merger.

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from: (i) acting in Stockholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a Stockholder of the Company; or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a).

3. Grant of Irrevocable Proxy. In order to secure the performance by Stockholder of Stockholder’s obligations under this Agreement, until the Expiration Time, Stockholder hereby irrevocably (or to the fullest extent permitted by Applicable Laws) appoints the Board of Directors of Parent or any other designee of Parent, as Stockholder’s sole and exclusive attorneys-in-fact and proxies, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent Stockholder is entitled to do so) with respect to the Shares and any New Shares in accordance with Section 2 of this Agreement, but subject to the terms of Section 2(b). The proxies and powers of attorney granted pursuant to this Section 3 by Stockholder shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall terminate upon the Expiration Time. Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Shares or any New Shares inconsistent with the terms of Section 2 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any Shares or any New Shares inconsistent with the terms of Section 2 until after the Expiration Time.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows as of the date hereof:

(a) Stockholder is the beneficial or record owner of, and has the voting power over, that number of shares of Company Common Stock and restricted shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares” provided that any Shares subsequently transferred as permitted in and accordance with Section 1(a) above shall from and after such transfer cease to be Shares). The Shares are free of any encumbrance that would materially and adversely affect Stockholder’s ability to exercise his or her voting power as provided in Section 2, grant the proxy pursuant to Section 3, or otherwise complying with the terms hereof. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. No person that is not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares.

(b) Stockholder is the legal and beneficial owner of the number of options to purchase shares of Company Common Stock set forth on the signature page hereto (collectively, the “Company Options and Other Rights”). The Company Options and Other Rights are free of any encumbrance that would materially and adversely affect Stockholder’s ability to exercise his or her voting powers as provided in Section 2, grant the proxy pursuant to Section 3, or otherwise comply with the terms hereof.

(c) Stockholder has all requisite power, capacity and authority to enter into this Agreement and, with respect to Shares not transferred pursuant to and accordance with Section 1(a), to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(d) The execution, delivery and performance by Stockholder of this Agreement will not: (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any Contract to which Stockholder is a party or by which any of such Stockholder’s assets is bound; or (ii) violate any Order or Applicable Laws applicable to Stockholder or any of such Stockholder’s assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, materially and adversely affect Stockholder’s ability to perform his, her or its obligations under this Agreement.

5. Consent and Waiver; Termination of Existing Agreements. Stockholder hereby agrees, between the date hereof and the Expiration Time, to give any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument or other Contract to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the Company’s Certificate of Incorporation or Bylaws, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Stockholder shall not, between the date hereof and the Expiration Time, contest or object to the execution and delivery of the Merger Agreement, the Board of Directors of the Company actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, and shall not seek damages or other legal or equitable relief in connection therewith. Unless the Expiration Time shall have occurred by reason of the occurrence of the events contemplated by clause (D) of the definition of thereof and this Agreement shall be terminated prior to the Effective Time, from and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6. Confidentiality. Except as required by Applicable Laws or as otherwise permitted pursuant to the terms of the Merger Agreement or the Confidentiality Agreement, Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed the Merger. Neither the Stockholder, nor any of his or her affiliates (other than the Company, whose actions shall be governed by the Merger Agreement and the Confidentiality Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required by Applicable Laws or by any listing agreement with, or the policies of Nasdaq in which circumstance such announcing party shall make reasonable efforts to consult with Parent to the extent practicable.

7. Dissenters’ Rights. Stockholder agrees not to exercise, between the date hereof and the Expiration Time, any rights of appraisal or any dissenters’ rights that Stockholder may have or could potentially have or acquire (whether under Applicable Laws or otherwise) in connection with the Merger.

8. Miscellaneous.

(a) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission but excluding electronic mail) and shall be given:

(i) if to Parent, to:

Axway Inc.

8388 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

Attention: Christophe Fabre

Facsimile No.: (480) 627-8758

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Attention: Amy Elizabeth Paye

Facsimile No.: (650) 324-0638

(ii) if to Stockholder, to the address set forth for the Stockholder on the signature page hereof, with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention: Gregory C. Smith

Facsimile No.: (650) 470-4570

with a copy (which shall not constitute notice) to:

Tumbleweed Communications Corp.

700 Saginaw Drive

Redwood City, CA 94063

Attention: General Counsel

Facsimile No.: (650) 216-2167

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed duly delivered prior to 5:00 p.m. in the place of delivery: (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service; or (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile.

(b) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof”, “herein”, “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the proxy): (i) constitute an inducement and condition to entering into the Merger Agreement; (ii) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (iii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated in whole or in part by Parent to any affiliate of Parent without the consent of or any action by Stockholder upon notice by Parent to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned pursuant to Section 1(a) hereof). All authority conferred herein shall survive the death or incapacity of the Stockholder and in the event of Stockholder’s death or incapacity, any obligation of the Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

(f) Additional Documents. Stockholder shall, between the date hereof and the Expiration Time, execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent upon advice of counsel, to carry out the purpose and intent of this Agreement.

(g) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the State Courts of the State of Delaware and the Federal district court of the United States of America located within the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such a State Court in the State of Delaware or such Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8(a) or in such other manner as may be permitted by Applicable Laws, shall be valid and sufficient service thereof.

(j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k) Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of or relating to the Shares and New Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to Stockholder in the voting of any of the Shares or New Shares, except as otherwise provided herein and in the Merger Agreement.

(m) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this VOTING AGREEMENT AND IRREVOCABLE PROXY to be executed as of the date first above written.

AXWAY INC.

By:
Name:
Title:

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Fax Number)

(Print Telephone Number)

Shares owned beneficially or of record by the Stockholder, or over which the Stockholder exercises voting power on the date hereof:

shares of Company Common Stock

shares of Company Options

shares of Company Restricted Shares

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